Exhibit 99.1

Sientra® Reports Second Quarter 2016 Financial Results

and Progress on Manufacturing Solution

Highlights

•    Continued strong commercial traction following market re-entry

•    Announces significant progress on long-term manufacturing solution through services agreement with Vesta

•    Cash and cash equivalents of $86.2 million as of June 30, 2016

Santa Barbara, CA – August 9, 2016 – Sientra, Inc. (NASDAQ: SIEN) (“Sientra” or the “Company”), a medical aesthetics company, today announced its financial results for the second quarter ended June 30, 2016.

Jeffrey M. Nugent, Chairman and Chief Executive Officer of Sientra, said, “We are extremely encouraged by our second quarter results and remain on track with our precision launch. Our sales representatives remain engaged and motivated, and physician feedback continues to be very positive. Combined with our separately announced manufacturing partnership with Vesta, we are poised to build on our position as the leading provider of premium and innovative breast products to board-certified plastic surgeons. In addition, we have seen encouraging traction with bioCorneum sales as we further integrate the product into our commercial organization and physicians recognize the clinical benefits in adopting this best-in-class, complementary scar management solution.”

Second Quarter 2016 Financial Review

Total net sales for the second quarter ended June 30, 2016 were $6.2 million, compared to total net sales of $14.2 million for the same period in 2015. This decrease was driven by our voluntary hold on the sale and implanting of all Sientra devices manufactured by Silimed between October 9, 2015 and March 1, 2016 and as a result of the Company’s controlled market re-entry designed to optimize the availability of its Breast Product inventory as the Company establishes its supply options. Net sales of our Breast Products accounted for 79% of our total net sales for the three months ended June 30, 2016. Net sales of bioCorneum®, or our Scar Management Products, accounted for 18% of our total net sales for the three months ended June 30, 2016.

Gross profit for the second quarter of 2016 was $4.5 million, or 72.1% of net sales, compared to gross profit of $10.3 million, or 72.3% of net sales, for the same period in 2015. This slight decrease was primarily due to an incremental $0.1 million reserve for inventory obsolescence recorded for product that we estimate to expire prior to being sold, as well as greater fixed overhead as a percentage of lower net sales.

Operating expenses for the second quarter of 2016 were $14.7 million, an increase of $2.3 million, or 18.7%, compared to operating expenses of $12.4 million for the same period in 2015.  The increase is primarily due to an increase in product development and legal costs partially offset by a decrease in marketing costs and the medical device excise tax costs as a result of the suspension of this tax during calendar years 2016 and 2017.

Net loss for the second quarter of 2016 was $10.2 million, compared to $3.0 million for the same period in 2015.

The Company had $86.2 million in cash and cash equivalents as of June 30, 2016 with no outstanding debt obligations.

As of June 30, 2016, our sales organization included a total of 38 sales representatives.

Manufacturing Supply Update

In a separate press release, Sientra today announced it has entered into a services agreement with Vesta, a Lubrizol Company, to establish manufacturing capacity and jointly secure approval of a PMA supplement for Sientra’s breast implant products anticipated to be submitted during the first quarter of 2017.  Vesta is a leading medical device contract manufacturer of silicone products headquartered in Franklin, Wisconsin.

Conference Call

Sientra will hold a conference call on Tuesday, August 9, 2016 at 5:30 a.m. PT / 8:30 a.m. ET to discuss the results. The dial-in numbers are 844-464-3933 for domestic callers and 765-507-2612 for international callers. The conference ID is 50422236.  A live webcast of the conference call will be available on the Investor Relations section of the Company’s website at www.sientra.com.

A replay of the call will be available starting on August 9, 2016 at 6:00 a.m. PT / 9:00 a.m. ET, through August 10, 2016 at 8:59 p.m. PT/11:59 p.m. ET.  To access the replay, dial 855-859-2056 for domestic callers and 404-537-3406 for international callers, and use the replay conference ID 50422236.  The webcast will be available on the Investor Relations section of the Company’s website for 30 days following the completion of the call.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company committed to making a difference in patients’ lives by enhancing their body image, growing their self-esteem and restoring their confidence. The Company was founded to provide greater choice to board-certified plastic surgeons and patients in need of medical aesthetics products. The Company has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company sells its breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons and tailors its customer service offerings to their specific needs.  The Company also offers a range of other aesthetic and specialty products including bioCorneum®, the professional choice in scar management.

Forward- looking statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties.  Forward-looking statements include, but are not limited to, statements regarding the success of the Company’s market re-entry, including the market’s confidence in the quality and safety of its products, the ability of the Company to build on its position in the Company’s markets, the Company’s development of a long-term manufacturing solution, and, the integration of the bioCorneum product line into the Company’s organization.  Such statements are subject to risks and uncertainties, including the dependence on positive reaction from plastic surgeons and their patients in order to successfully re-enter the market, future profitability depending on the success of the Company’s breast products, and risks associated with contracting with Vesta or any third-party manufacturer and supplier, including uncertainties that the development and validation of Vesta’s manufacturing facility will be timely completed, that a PMA Supplement or other regulatory requirements will be timely approved by the FDA or other applicable regulatory authorities.  Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Sientra’s most recently filed Quarterly Report on Form 10-Q and and its Annual Report on Form 10-K for the year ended December 31, 2015 which Sientra filed with the Securities and Exchange Commission on March 10, 2016.  All statements other than statements of historical fact are forward-looking statements. The words ‘‘believe,’’ ‘‘may,’’ ‘‘might,’’ ‘‘could,’’ ‘‘will,’’ ‘‘aim,’’ ‘‘estimate,’’ ‘‘continue,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘plan,’’ or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements. Estimates, projections and other forward-looking statements speak only as of the date they were made, and, except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection or forward-looking statement.

Investor Contacts:

The Ruth Group

Nick Laudico / Zack Kubow

(646) 536-7030 / (646) 536-7020

IR@Sientra.com

SIENTRA, INC.

Condensed Statements of Operations

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net sales	$6,244	$14,206	$7,715	$26,640
Cost of goods sold	1,745	3,937	2,506	7,174
Gross profit	4,499	10,269	5,209	19,466
Operating expenses:
Sales and marketing	6,287	6,951	11,396	13,805
Research and development	3,062	1,497	5,317	2,753
General and administrative	5,357	3,943	10,642	7,664
Total operating expenses	14,706	12,391	27,355	24,222
Loss from operations	(10,207)	(2,122)	(22,146)	(4,756)
Other income (expense), net:
Interest income	16	7	31	7
Interest expense	(12)	(671)	(13)	(1,339)
Other expense, net	10	(206)	(2)	(288)
Total other income (expense), net	14	(870)	16	(1,620)
Loss before income taxes	(10,193)	(2,992)	(22,130)	(6,376)
Income taxes	—	—	—	—
Net loss	$(10,193)	$(2,992)	$(22,130)	$(6,376)
Basic and diluted net loss per share attributable to common stockholders	$(0.56)	$(0.20)	$(1.23)	$(0.43)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders:
Basic and diluted	18,075,010	14,931,931	18,062,803	14,927,558

SIENTRA, INC.

Condensed Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$86,159	$112,801
Accounts receivable, net	2,403	4,249
Inventories, net	18,906	20,602
Prepaid expenses and other current assets	1,958	1,473
Total current assets	109,426	139,125
Property and equipment, net	1,995	1,404
Goodwill	3,273	—
Other intangible assets, net	3,796	53
Other assets	219	223
Total assets	$118,709	$140,805

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,412	$4,069
Accrued and other current liabilities	7,416	6,959
Customer deposits	6,958	9,488
Total current liabilities	17,786	20,516
Warranty reserve and other long-term liabilities	2,031	1,418
Total liabilities	19,817	21,934
Stockholders’ equity:
Total stockholders’ equity	98,892	118,871
Total liabilities and stockholders’ equity	$118,709	$140,805